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                             ADAM SMITH & COMPANY, INC.
                                101 East 52nd Street
                                New  York, NY 10022
                                Tel  (212) 751-4900
                                 Fax (212) 751-2892



                                   July 29, 1999


Mr. James E. Alexander
President & CEO
Isonics Corporation
5906 McIntyre Street
Golden, Colorado 80403


Re:  INVESTMENT BANKING AGREEMENT


Gentlemen:

1. Isonics Corporation and/or related entities (the "Company") hereby engages Adam Smith & Company, Inc. ("Adam Smith") to provide investment banking services on a non-exclusive basis under the terms described herein. Adam Smith will provide investment banking services that the Company may reasonably request including providing advice concerning relations with securities analysts, the evaluation of potential public or private financing, acquisitions, purchases or sales of major assets and mergers that have been proposed to the Company and those which may be proposed to the Company in the future. We shall not be responsible, of course, for your effectuating any particular transaction. In the event we perform any functions other than acting as your agent hereunder, such as obtaining funds for you or placing your securities, acting as tender agent or arranging for acquisitions or mergers, we shall be entitled to such compensation for such services as we may hereafter agree upon, in addition to the compensation provided for in the next paragraph; however, inability to reach agreement shall not be deemed a breach hereof.

2. In consideration of the execution and delivery of this investment banking agreement, the Company will irrevocably issue to Adam Smith warrants to purchase 500,000 (five hundred thousand) shares of the Company's common stock ("Common Stock") at a price of U.S. $3.75 (three dollars and seventy-five cents) per share. All warrants referred to herein will be substantially in the form attached hereto as Exhibit A and will be exercisable from the date of issuance and will expire three years from the date of issuance. The rights granted pursuant to the warrant shall not be affected by the performance of services hereunder or payment of other compensation for such services.

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ADAM SMITH & COMPANY, INC.

3. In the event the Company consummates a transaction(s) (such as a merger or sale of the Company a sale by the Company of all or substantially all of its assets, an acquisition of another company, a public or private financing of the Company, a joint venture or licensing arrangement or similar transaction) during the period set forth in Section 6 below and Adam Smith initiated the transaction, identified or had conversations with the other party (at the request of the Company) to the transaction or otherwise rendered any services in connection with the transaction (each a "Consummated Transaction"), Adam Smith shall be entitled to receive, and the Company agrees to pay Adam Smith, the following compensation:

     The Company shall pay to Adam Smith an investment banking fee equal to five percent (5%) of the value of the first five million dollars ($5,000,000) of the Consummated Transaction and two percent (2%) of the value thereof in excess of five million dollars ($5,000,000). The fee due to Adam Smith shall be paid by the Company in cash at the closing of the Consummated Transaction, without regard to whether the Consummated Transaction involves payment in cash, in stock, or a combination of cash and stock, or is made on an installment basis. In the case of a leveraged buyout or leveraged transaction, the value of the Consummated Transaction shall include all funds borrowed or debt incurred or assumed by the acquiring or acquired entity. In the event a Consummated Transaction is consummated in one or more steps, including, without limitation, by way of a two step merger or royalty arrangement, the value of any additional consideration paid or to be paid in any subsequent step in the Consummated Transaction whether in the form of (i) property, (ii) capital stock (and any securities convertible into, or options, warrants or other rights to acquire, such capital stock) or (iii) the assumption, directly or indirectly (by operation of law, or otherwise), or repayment of indebtedness and other liabilities, shall be included in the value of the Consummated Transaction for purposes of calculating Adam Smith's fee pursuant to this paragraph.
     If all or a portion of the consideration paid in the Consummated Transaction is other than cash or securities, then the value of such non-cash consideration shall be the fair market value thereof on the date the Consummated Transaction is consummated as mutually agreed upon in good faith by the Company's Board of Directors and Adam Smith. If such non-cash consideration consists of common stock, options, warrants or rights for which a public trading market existed prior to the consummation of the Consummated Transaction, then the value of such securities shall be determined by the closing or last sales price thereof on the date of the consummation of the Consummated Transaction; provided, however, that if such non-cash consideration consists of newly-issued, publicly-traded common stock, options, warrants or rights for which no public trading market existed prior to the consummation of the Consummated Transaction, then the value thereof shall be the average of the closing prices for the twenty (20) trading days subsequent to the fifth trading day after the consummation of the Consummated Transaction. In such event, the fee payable to Adam Smith pursuant to this paragraph shall be paid on the 30th trading day subsequent to consummation of the Consummated Transaction. If no public market exists for the common stock, options, warrants or other rights issued in the Consummated Transaction, then the value thereof shall be as mutually agreed upon in good faith by the Company's Board of Directors and Adam Smith. If the non-cash consideration paid in the Consummated Transaction consists of preferred stock or debt securities (regardless of whether a public trading market existed for such preferred stock or debt securities prior to the consumma-

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ADAM SMITH & COMPANY, INC.

     tion of the Consummated Transaction or exists thereafter), the value thereof shall be the face or principal amount, as the case may be. Any amounts payable by a party to the Consummated Transaction, any shareholder of such party or any affiliate of either such party or any shareholder of such party in connection with a non-competition, employment, consulting, joint venture, licensing, supply or other agreement shall be deemed to be part of the value of the Consummated Transaction. If all or a portion of the consideration payable in connection with the Consummated Transaction includes contingent future payments, then the Company shall pay to Adam Smith upon consummation of such Consummated Transaction, an additional cash fee, determined in accordance with this paragraph based upon the present value of the reasonably expected maximum amount of such contingent future payments (as such amount is determined in good faith between the Company and Adam Smith) using a discount rate of ten percent (10%). However, in the event of an installment purchase at a fixed price and a fixed time schedule, the Company agrees to pay Adam Smith, upon consummation of the Consummated Transaction, a cash fee determined in accordance with this paragraph based upon the present value of such installment payments using a discount rate of ten percent (10%). Any disputes concerning value of a Consummated Transaction or any component thereof shall be resolved by an investment banking firm or other professional valuation firm mutually agreed upon by the parties (or if the parties fail to agree on such firm, then such a firm chosen by the investment banking firm chosen by each party), whose determination of value shall be final and binding on the parties.

4. In order to coordinate efforts to effect a Consummated Transaction, in the event that either Adam Smith initiates a transaction or the Company requests investment banking services for a particular transaction pursuant to this Agreement, neither the Company nor any other person acting on the Company's behalf shall, directly or indirectly (except through Adam Smith), solicit any offer from any party to enter into such a transaction. In the event that, during the period of the engagement of Adam Smith hereunder, the Company or any of its officers, directors, employees or representatives are contacted by or on behalf of any party concerning the possibility of a transaction, the Company will promptly so inform Adam Smith in order that Adam Smith can evaluate such party and its interest and assist the Company, including assisting the Company in any subsequent discussions.

5. In the event that for any reason the Company shall fail to pay to Adam Smith all or any portion of any fees payable hereunder when due, interest shall accrue and be payable on the unpaid cash balance hereunder from the date then first due through and including the date when actually collected by Adam Smith, at a rate equal to fourteen percent (14%) per year.

6. This Agreement shall be effective on the date hereof and shall be in effect for a minimum of one year following the date hereof. After this one year anniversary, this Agreement shall remain in effect until thirty (30) days after written notice is given by either party to terminate this Agreement. Notwithstanding anything herein to the contrary, if the Company shall, within one year immediately following the termination of the Agreement, conclude a Consummated Transaction based on any transaction that was initiated prior to the termination of the Agreement, the Company shall also pay Adam Smith the fee determined above.

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ADAM SMITH & COMPANY, INC.

7. (a) The Company agrees to indemnify and hold harmless Adam Smith, its directors, officers, employees, legal counsel, agents and stockholders, (all of such persons being hereinafter collectively referred to as the "Indemnified Parties") against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements reasonably incurred in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the reasonable costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which an Indemnified Party is a party), directly or indirectly caused by, relating to, based upon, arising out of or in connection with (a) Adam Smith's acting for the Company, including, without limitation, any act or omission by an Indemnified Party in connection with its acceptance of or the performance or nonperformance of its obligations under the Agreement, as it may be amended from time to time; (b) any untrue statement or alleged untrue statement of material fact contained in, or omissions or alleged omissions from, any information furnished to an Indemnified Party, an investor, lender, provider of funding or any party to the transaction; or (c) any Consummated Transaction, PROVIDED, HOWEVER, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the particular Indemnified Party. The Company also agrees that an Indemnified Party shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or to any person claiming through the Company for or in connection with the engagement of Adam Smith, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Adam Smith's gross negligence or willful misconduct.

     (b) The provisions shall be in addition to any liability the Company may otherwise have to any of the Indemnified Parties.

     (c) If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; PROVIDED, HOWEVER, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. Each Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the fees, expenses and disbursements of such counsel; and such counsel shall to the extent consistent with its professional responsibilities cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against an Indemnified Party made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of an Indemnified Party, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the respective Indemnified Party of an unconditional release from all liability in respect of such claim.

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ADAM SMITH & COMPANY, INC.

     In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and the respective Indemnified Party or Indemnified Parties, as applicable on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and the respective Indemnified Party or Indemnified Parties, as applicable on the other hand, and also the relative fault of the Company, on the one hand, and the respective Indemnified Party or Indemnified Parties, as applicable on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relative equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, the respective Indemnified Party or Indemnified Parties, as applicable, shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by the respective Indemnified Party or Indemnified Parties, as applicable, in connection with the foregoing.

     Neither termination nor completion of the engagement of Adam Smith pursuant to the Agreement shall affect the provisions of this Section 7 which then shall remain operative and in full force and effect.

8. The Company shall bear Adam Smith's reasonable expenses incurred in connection with performance of its duties hereunder, including without limitation the reasonable fees and expenses of its outside counsel and travel expenses; provided that Adam Smith will obtain the Company's prior approval before incurring travel expenses or retaining experts (other than counsel).

9. Neither the Company nor Adam Smith shall make any public statement about this agreement or any transactions or services described herein mentioning the other party without the prior written consent of the other party, unless that party determines in good faith, on the advice of legal counsel, that public disclosure is required by law, in which case that party shall consult with the other party prior to making a statement.

10. The Company represents and warrants to Adam Smith that Adam Smith's engagement and compensation hereunder has been duly authorized and approved by the Board of Directors of the Company and this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company.

11. This Agreement has been executed and delivered in the State of New York and shall be governed by the laws of such state, without giving effect to the conflict of laws rules thereunder.

12. This Agreement shall be binding upon, and enforceable against, the successors and assigns of each of the undersigned.

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ADAM SMITH & COMPANY, INC.

13. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Please sign this letter at the place indicated below and return it to the undersigned.


                   [REMAINDER OF PAGE INTENTIONALLY BLANK]



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ADAM SMITH & COMPANY, INC.


Very truly yours,

ADAM SMITH & COMPANY, INC.


By:
   --------------------------
       Managing Director



AGREED:

ISONICS CORPORATION


By:
   --------------------------
       James E. Alexander
        President & CEO


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